Exhibit 99.3

Consent of Prospective Director

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of ECP Environmental Growth Opportunities Corp. (the “Company”), the undersigned hereby consents to being named and described as a person who will become a director of the Company in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 23rd day of December, 2020.

/s/ Tracy McKibben

Name: Tracy McKibben